Exhibit 10.1

EXECUTION VERSION

SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (“Agreement”) is made by and among Veritex Community Bank ("Veritex Bank"), Veritex Holdings Inc. ("Veritex Holding Co.," and together with Veritex Bank, the “Bank”) and Manuel J. Mehos (“Executive”). This Agreement is entered into on July 23, 2018 and will become effective as of the consummation of the transactions contemplated by the Merger Agreement (as defined below).
WHEREAS, Executive, Green Bancorp, Inc. ("Green Bancorp") and Green Bank, N.A. ("Green Bank," and together with Green Bancorp, "Green") are parties to an agreement of employment dated April 9, 2010, attached hereto as Exhibit A (the “Green Employment Agreement”);
WHEREAS, Executive participates in the Green Bancorp, Inc. Change in Control Severance Plan attached hereto as Exhibit B (the “Green CIC Plan”) sponsored and maintained by Green Bancorp for the benefit of certain of its executive employees;
WHEREAS, Veritex Holding Co., MustMS, Inc., a Texas corporation and wholly-owned subsidiary of Veritex Holding Co. (“Merger Sub”), and Green Bancorp have entered into an Agreement and Plan of Reorganization, dated July 23, 2018 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into Green Bancorp, with Green Bancorp as the surviving corporation, and immediately thereafter, Green Bancorp will merge with and into Veritex Holding Co., with Veritex Holding Co. as the surviving corporation (collectively, the “Merger”);
WHEREAS, Executive will receive good and valuable consideration in connection with the consummation of the Merger, including as a shareholder of Green Bancorp and as a holder of equity awards under Green Bancorp's equity incentive plans;
WHEREAS, the Merger will constitute a "Change in Control" within the meaning of the Green CIC Plan;
WHEREAS, Executive’s employment with Green and its affiliates will terminate effective upon the consummation of the transactions contemplated by the Merger Agreement (the "Closing");
WHEREAS, the parties intend that, following the Merger, Executive will serve as a member of the Board of Directors of Veritex Holding Co. and the Board of Directors of Veritex Bank (collectively, the “Board”); and
WHEREAS, Executive and the Bank wish to enter into this Agreement to confirm the terms and conditions of Executive’s termination of employment, to provide for a release of any claims or potential claims Executive may have in relation to his employment and/or the termination of his employment and to memorialize certain other promises and covenants.
NOW, THEREFORE, in consideration of the promises and covenants set forth herein, Executive and the Bank agree as follows:
1.Board of Directors Service. Pursuant to the terms of the Merger Agreement, Executive shall be appointed to serve as a member of the Board, effective as of the Closing Date (as defined in the Merger Agreement). The parties intend that Executive’s Board service shall be the only service Executive shall provide to the Bank following the Separation Date (as defined below). In connection with this role, the Bank shall provide Executive as of and from the Closing with access to Confidential Information (as defined in the Green Employment

Agreement). Executive shall be entitled to compensation for such service to the Board on such terms as provided to other non-employee directors of the Bank under the applicable director compensation policies, if any.
2.    Separation from Employment. Executive’s last day of employment with Green and its affiliates shall be the Closing Date (the “Separation Date”).
3.    Consideration.

(a)
Severance Payments. Subject to the release and other requirements described in Section 3(c), below, the Bank will provide Executive with the cash payments described below, calculated in accordance with Section 4 of the Green CIC Plan using as the Severance Date (as defined in therein) the Closing Date, payable in accordance with Section 3(b) below (collectively, the "Severance Payments"):

(i)    two and one half times (2.5x) the sum of (A) Executive’s annual base salary as of the Separation Date plus (B) the Executive's target amount of the annual bonus for the year in which the Separation Date occurs;
(ii)    a pro rata bonus equal to amount of the annual bonus for the year in which the Separation Date occurs, based on the Compensation Committee of the Board of Directors of Green Bancorp's assessment of performance as of the Separation Date, multiplied by a fraction, the numerator of which is the number of calendar days in such year that Executive was employed by Green and the denominator of which is three hundred sixty-five (365);
(iii)    a cash payment equal to two and one-half times (2.5x) the annual Green contribution to the cost for Executive (and if applicable, Executive’s spouse and/or dependents) to participate in Green's medical, dental and vision coverage, calculated based on Green's contribution cost for such coverage for the month immediately preceding the Separation Date; and
(iv)    a cash payment of $25,000 in satisfaction of Green’s obligation to provide Executive with outplacement services pursuant to Section 4.4 of the Green CIC Plan.

(b)
Commencement of Severance Payments. Notwithstanding anything in the Green CIC Plan to the contrary, and subject to the release and other requirements described in Section 3(c), below, the Severance Payments will be paid to Executive on the earliest date after the Separation Date that would be permitted under Section 409A of the Code without incurring penalty or accelerated taxes thereunder.

(c)	Release and Other Requirements.
(i)    Notwithstanding anything to the contrary herein, Executive's entitlement to any Severance Payments shall be contingent upon Executive’s execution and non-revocation of a release of all claims in favor of the Bank, Green and each of their respective subsidiaries and affiliates, substantially in the form attached hereto as Exhibit C (with any changes necessary to comply with applicable law and/or make the release legally enforceable in the reasonable judgment of the Bank), and such release becoming effective within sixty (60) days following the Closing Date.

(ii)    Notwithstanding the foregoing, if Executive is a "specified employee" within the meaning of Section 409A as of the effective date of termination of employment, then, to the extent necessary to avoid the imposition of taxes under Section 409A, no amount payable under this Section 3 shall be paid before the date that is six months after the effective date of Executive's "separation from service," or, if earlier, the date of Executive’s death. Any payments so deferred under this Section 3(c)(ii) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to Executive in a lump sum without interest on the Bank’s first normal payroll date after the six-month date or the date of Executive’s death, as applicable, and any remaining payments due under this Section 3 will be paid in accordance with the normal payment dates specified for them herein.

(d)	Treatment of Equity Awards.
(i)    Pursuant to the terms and conditions of the applicable equity plan, related award agreements and the Merger Agreement, all unvested equity awards granted to Executive under Green Bancorp's equity incentive plans which are outstanding immediately prior to the Closing shall become immediately and fully vested as of the Closing Date of the Merger, and any performance conditions shall be deemed to be fully satisfied to the extent not otherwise satisfied under such award's terms as a result of the Merger. The treatment following the Closing of all equity awards granted to Executive under Green Bancorp's equity incentive plans (including any such awards following the aforementioned vesting acceleration) outstanding as of the Closing shall be determined pursuant to the terms of the Merger Agreement.
(ii)    The Bank acknowledges that the board of directors of Green Bancorp (or its authorized delegate), in connection with and contingent on the consummation of the Merger and Executive's termination of employment as a result thereof, has amended the option (the "2010 Option") granted to the Executive under the Green Bancorp, Inc. 2010 Stock Option Plan (the "Green 2010 Plan") and the related Amended and Restated Nonqualified Stock Option Agreement between Executive and Green Bancorp effective as of January 23, 2018 (the "2010 Option Agreement") to provide (i) that the 2010 Option shall remain outstanding and exercisable, in accordance with the terms of the 2010 Option Agreement and the Green 2010 Plan, following Executive's termination of employment with Green, subject to Executive's continued service as a member of the Board, and (ii) that for purposes of Section 3 and Section 4(d) of 2010 Option Agreement only, references to "termination of Employment" and "termination of employment" shall mean Executive's separation from service as a member of the Board. For the avoidance of doubt, (A) the Supplemental Time-Based Option (as defined in the 2010 Option Agreement) will become fully vested as of the Closing pursuant to Section 2(a)(iii) of the 2010 Option Agreement, and (B) the Super Performance Option (as defined in the 2010 Option Agreement) will become fully vested as of the Closing pursuant to the Merger Agreement if not otherwise vested on or prior to the Closing pursuant to Section 2(c) of the 2010 Option Agreement.

(e)
Offset. The parties hereto agree that, notwithstanding anything to the contrary contained in the Green Employment Agreement, Executive shall not be entitled to any severance payments under the Green Employment Agreement (including Section 3.5 thereof) and accordingly no offset against the Severance Payments is required or permitted under Section 4.5 of the Green CIC Plan.

4.    Confidentiality and Non-Disclosure of Agreement. Executive agrees that, except as required by applicable federal, state, or local law, including tax laws, Executive will keep all the terms of this Agreement strictly confidential, including the amount of the payment provided to Executive under this Agreement. Except as required by law, Executive will not disclose any of the terms of this Agreement to anyone except his immediate family members and his legal/financial advisors. Each of them is bound by this non-disclosure provision, and a disclosure by any of them will be considered a disclosure by Executive. Executive further represents that prior to executing this Agreement, he has not disclosed its terms in a manner inconsistent with this confidentiality provision.
5.    Continuing Obligations. Executive acknowledges that Executive’s obligations under Section 4 (Non-Disclosure Covenant) and Section 5 (Restrictive Covenants) of the Green Employment Agreement survive the termination of employment and are incorporated herein by reference. Executive affirms that the restrictive covenants in the Green Employment Agreement are reasonable and necessary to protect the legitimate interests, including goodwill, of the Bank and its affiliates, and that Executive received adequate consideration in exchange for agreeing to those restrictions and will abide by those restrictions.
6.    DTSA. Pursuant to the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), Executive understands that he will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of Green or the Bank that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to his attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive understands that if he files a lawsuit for retaliation by Green or the Bank for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret information in the court proceeding if he (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that Executive has with Green or the Bank, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement that Executive has with Green or the Bank shall prohibit or restrict him from making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Bank.
7.    Non-Competition and Non-Interference.

a.
Executive hereby covenants and agrees that during the Restricted Period (as defined below), Executive will not, without the prior written consent of the Bank, either directly or indirectly, on Executive’s own behalf or in the service or on behalf of others, as a principal, partner, officer, director, joint venture, stockholder, investor, consultant, advisor, manager, supervisor, administrator, consultant, employee or in any other capacity which involves duties and responsibilities similar to those undertaken for Green, engage in or actively prepare to engage in the Business (as defined below) within the Restricted Area (as defined below); provided, however, (i) that nothing in this Section 5.1(a) shall prohibit Executive from making passive investments of not more than three percent (3%) of the capital stock or other ownership or equity interest, or voting power, in a public company, registered under the Securities Exchange Act of 1934, as amended, and (ii) Executive may continue to serve as a member of the board of directors of Sentinel Trust Co.

b.
Executive hereby covenants and agrees that during the Restricted Period Executive will not interfere or attempt to interfere with the relationship of the Bank or any of its subsidiaries and affiliates with any person who at the relevant time is an employee, customer, prospective customer, contractor or supplier of the Bank or its subsidiaries and affiliates.

c.
For purposes of this Section 7, “Restricted Period” shall mean the 12 month period following the Closing Date; “Restricted Area” shall mean the geographic area encompassing the counties in which either of the Bank or Green has offices or branches, or is actively planning to open an office or branch, in each case, as of the Closing Date; and the “Business” shall mean commercial and personal banking services (including related lending services).

d.
Executive acknowledges and agrees that the length and scope of the restrictions contained in this Section 7 are reasonable and necessary to protect the legitimate business interests, including goodwill, of the Bank, Green and their subsidiaries. If any covenant in this Section 7 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope and time, and such lesser scope and/or time, as an arbitrator or a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Executive.

e.
The covenants by Executive in this Section 7 are essential elements of this Agreement, and without Executive’s agreement to comply with such covenants, the Bank would not have entered into this Agreement or the Merger Agreement nor agreed to provide the payments and benefits described herein. The Bank and Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Bank.

8.    Cooperation. Executive agrees to cooperate with, and assist, the Bank to ensure a smooth transition of his work responsibilities. At any time following the Separation Date, Executive will provide such information as the Bank may reasonably request with respect to any the Bank-related transaction or other matter in which Executive was involved in any way while employed by the Bank. Executive further agrees to assist and cooperate with the Bank in connection with the defense, prosecution, government investigation, or internal investigation of any claim or matter that may be made against, concerning, or by the Bank. Such assistance and cooperation shall include timely, comprehensive, and truthful disclosure of all relevant facts known to Executive, including through in-person interview(s) with the Bank’s internal legal department or outside counsel for the Bank. Executive shall be entitled to reimbursement for all properly documented expenses incurred in connection with rendering services under this Section 9, including, but not limited to, reimbursement for all reasonable travel, lodging, and meal expenses.
9.    Non-Disparagement. Executive will not make, publish or communicate, or encourage others to make, publish, or communicate, to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Bank or its affiliates, any of their respective businesses, products, services or activities, or any of their respective current or former officers, directors, managers, employees or agents. This Section 9 shall not prohibit Executive from providing truthful testimony in response to a validly issued subpoena or otherwise engaging in Executive's authorized duties as a member of the Board.
10.    Taxes. The Bank may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling. Executive shall be responsible for paying, to the extent not withheld, any taxes (other than the employer portion of payroll taxes) on all benefits and compensation provided by the Bank.
11.    Section 409A. The parties intend that the provisions of this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986 and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from Executive to the Bank or to any other individual or entity. To the extent necessary to avoid a violation of Section 409A, an event will only constitute a “Change in Control” within the meaning of this Agreement if such event also qualifies as a change in control event within the meaning of Section 409A. Each amount to be paid or benefit to be provided to Executive pursuant to this Agreement and each individual installment in a series of payments shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service. For the avoidance of doubt, the parties agree that following the Separation Date, the level of bona fide services to be performed by Executive will decreases to a level equal to 20 percent or less of the average level of services performed by the Executive during the immediately preceding 36-month period and thus a “separation from service” within the meaning of Section 409A shall occur.
12.    Regulatory Requirements. If (a) the Bank is in default, as defined in Section (3)(x)(l) of the Federal Deposit Insurance Act, (b) the Federal Reserve Board, Federal Deposit Insurance Corporation (or its successor) (the “FDIC”) or a court appoints a conservator or receiver for the Bank, (c) the Texas Banking Commissioner closes or initiates receivership proceedings for the Bank or tenders the Bank to the FDIC, or (d) the shareholders and the board of directors of the Bank initiate voluntary dissolution, then all obligations under this Agreement will terminate as of the date of such event, but no vested rights of the Executive will be affected. Further, all obligations under this Agreement will be terminated, except, to the extent the FDIC determines that continuation of the Agreement is necessary for the continued operation of the Bank: (1) at the time the board of directors of the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority of the Federal Deposit Insurance Act; or (2) at the time the board of directors of the FDIC approves a supervisory merger or when the Bank is determined by the board of directors of the FDIC or its designee to be in an unsafe or unsound condition. If any payment hereunder is determined to violate any regulatory requirement applicable to the Bank, the Bank may decline to make such payment or amend the amount or timing of such payment to comply with such regulatory requirements, including the requirements of 12 U.S.C. 1828(k) and 12 C.F.R. part 359. Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and 12 C.F.R. part 359 and any other regulations promulgated thereunder as the same may be modified from time to time.
13.    Choice of Law and Dispute Resolution. This Agreement shall be governed by and construed under the laws of the State of Texas, without regard to its conflicts of law rules. The arbitration provisions of the

Green Employment Agreement shall apply to any dispute under this Agreement; however, nothing contained in this Agreement shall preclude the Bank from seeking injunctive relief in a court of competent jurisdiction for the purpose of enforcing the promises and covenants made by Executive in this Agreement, including those in Section 5 (Continuing Obligations) and Section 7 (Non-Competition and Non-Interference).
14.    Successors. This Agreement shall be binding upon and inure to the benefit of Executive, the Bank, and their respective heirs, representatives, executors, administrators, successors, insurers, and assigns, and shall inure to the benefit of each and all of the released parties.
15.    Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable or invalid, the other provisions shall remain fully valid and enforceable.
16.    Representations and Acknowledgments. Executive acknowledges and agrees that:

(a)
Executive has, by being given a copy of this Agreement, been advised to consult with an attorney of his own choice with regard to its terms, and he has been given the opportunity to do so prior to signing this Agreement;

(b)	Executive has not been promised anything other than what is in this Agreement;

(c)
The payments described in this Agreement provide adequate and sufficient consideration to support this Agreement and are in addition to the benefits to which Executive would have a right absent his entering into this Agreement;

(d)	Executive has reviewed this Agreement and is signing this Agreement knowingly and voluntarily;

(e)	Executive has not been coerced or threatened into signing this Agreement;
and

(f)	This Agreement can only be modified in a written document signed by both Executive and the Bank.
17.    Entire Agreement. This Agreement (together with the applicable provisions of the other agreements referenced herein) constitutes and contains the entire agreement and understanding concerning Executive’s employment and separation of employment, and the other subject matter addressed herein between the parties, and supersedes and replaces all prior negotiations and all prior agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof, but does not supersede those provisions of the Green Employment Agreement that continue following Executive’s termination of employment, including as expressly provided herein. The drafting of this Agreement shall be deemed a mutual endeavor by all parties, and shall not be construed against any single party as the drafter. To the extent of any conflict between the terms of this Agreement and any other document concerning severance benefits, the provisions of this Agreement shall prevail. The headings in this Agreement are provided for reference only and shall not affect the substance of this Agreement.
18.    Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and together, all of which shall constitute one original document. Original signatures that are transmitted by fax or electronic mail shall be considered original signatures under this Agreement.

19.    Effectiveness. If the Closing does not occur or if the Merger Agreement is terminated prior to the consummation of the Merger in accordance with its terms, this Agreement shall be of no force or effect.
[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

EXECUTIVE

/s/ Manuel J. Mehos     Date: 7/23/18
Manuel J. Mehos

VERITEX HOLDINGS, INC.

By: /s/ C. Malcolm Holland, III
Name: C. Malcolm Holland, III
Title: Chairman and Chief Executive Officer

VERITEX COMMUNITY BANK

By: /s/ C. Malcolm Holland, III
Name: C. Malcolm Holland, III
Title: Chief Executive Officer

[Signature Page to Mehos Separation Agreement]

EXHIBIT A

Green Employment Agreement

[attached hereto]

EXHIBIT B

Green Change in Control Severance Plan

[attached hereto]

EXHIBIT C

RELEASE OF CLAIMS – GREEN SEVERANCE PAYMENTS
[attached hereto]

12